Amendment to 2009 Stock Incentive Plan

The undersigned, being the Plan Administrators of the Therapeutic Solutions International, Inc.) (the "*Company*") 2009 Stock Incentive Plan (the "*Plan*"), and pursuant to Sections 3.2 of the Plan that provides that the Plan Administrators shall have the right to correct any defect in the Plan, supply any omission, or reconcile any inconsistency in the Plan, hereby take the following action:

WHEREAS, the Plan was duly approved and filed with the Securities and Exchange Commission on March 11, 2009;

WHEREAS, the Company's filing with the Commission explicitly stated that ten million (10,000,000) shares of the Company's common stock was eligible and registered for distribution subject to the Plan;

WHEREAS, it has come to the attention of the Plan Administrators that a typographical error exists in the Plan documents that is not consistent with the SEC filing, to wit the Plan documents incorrectly stated that only six million (6,000,000) shares of the Company's common stock was eligible for distribution under the Plan;

WHEREAS, the Plan Administrators have the power under Section 3.2 of the Plan to correct any inconsistencies,

IT IS HEREBY RESOLVED AND IMPLEMENTED:

That all references in the Plan documents regarding the number of shares of common stock eligible to be administered under and pursuant to the Plan shall be ten million (10,000,000) shares of common stock.

Dated: August 15, 2011

COMPRISING ALL OF THE PLAN ADMINISTRATORS:

TIM DIXON, Plan Administrator

GERRY BERG, Plan Administrator